EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of September 23, 1997, between ADAM Investment Services,
Inc., a Delaware corporation (the "Company"), and Scott A.
MacKillop ("Employee").

                                    RECITALS

         A. PMC International, Inc. ("PMCI") has entered into a stock purchase agreement, dated as of July 25, 1997 (the "Stock Purchase Agreement"), pursuant to which PMCI will acquire all of the outstanding capital stock of the Company (the "Acquisition").

         B. Employee is a member of the leadership team of the Company and PMCI desires Employee to continue his affiliation with the Company in such capacity. Therefore, the Company has offered, and Employee has accepted, employment with the Company. This Agreement sets forth the terms on which the Company employs Employee.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

         1. Definitions. As used in this Agreement, the following terms have the following meanings:

                  "Base Salary" has the meaning set forth in
Section 3(a).

                  "Company" means ADAM Investment Services, Inc., a Delaware corporation, its successors and assigns, and any of its present or future subsidiaries.

                  "Competitive Advisory Business" means services, products or software in the wrap-fee or privately managed account business (whether using mutual funds or separate accounts) and/or services, products or software in the performance reporting business to the extent such services, products or software are provided to or through financial intermediaries, including, but not limited to, investment advisors, broker-dealers, banks, insurance companies, accounting firms and financial planners for use in providing services to the retail and small institutional accounts (typically under $30 million in assets) of such financial intermediaries. The term "Competitive
Advisory Business" includes the offering of any of the following products or services through financial intermediaries, either alone or in combination, whether or not such products or services are generally or customarily understood to be included in the term
"wrap-fee" or "privately managed account" business, and whether or not such products or services are offered for a single fee or are charged for separately: (1) investment recommendations or portfolio management services based on or tailored to the specific investment needs and/or risk tolerance of the client whose assets are

                                                       1
#327210.05
 being managed, (2) access to the asset management services of separate account managers, (3) automated trading services that involve the exercise of discretionary authority, a limited power of attorney or similar authorization granted by an asset management client and (4) the preparation of reports or statements that show the securities transactions in a client account and/or calculate, display or analyze the performance or investments held in a client account. The term "Competitive Advisory Business" does not include personally providing investment advisory products or services directly to clients through a financial planning, investment management or investment consulting firm, as long as either (1) at least 75% of the clients of such firm have assets under management or under advisement by such firm in excess of $30 million, or (2) such clients are not primarily secured by such firm through referrals or solicitations by individuals not employed by such firm who derive a fee or other compensation for such referrals or solicitations. The term "Competitive Advisory Business" specifically includes, but is not limited to, any investment advisory services or products provided to financial intermediaries by Lockwood Financial Services, Inc.; Rheinhardt Werba Bowen Advisory Services; Advisory Consulting Group; SEI Investments; Brinker Capital; Meridian Investment Management; Frank Russell Company and Callan Associates, Inc. The term "Competitive Advisory Business" also includes "turn key asset management programs."

         "Employee" has the meaning set forth in the preamble to this Agreement.

         "Expiration Date" has the meaning set forth in Section 4.

         "Inventions" means inventions, discoveries, trade secrets, products, processes, devices, methods, designs, formulas, techniques, programs, computer software as well as improvements thereof, in each case whether or not patentable, that are (a) based on or comprising Proprietary Information, (b) made or conceived by Employee, whether or not during the hours of his engagement with the Company or with the use or assistance of the Company's facilities, materials or personnel, either solely or jointly with others, (c) related to or arising out of Employee's employment by the Company, and (d) during the term of this Agreement or any extension hereof. Notwithstanding the foregoing, "Inventions" does not include inventions of Employee that Employee establishes, by competent proof, are neither derived from or made in connection with Proprietary Information nor developed for the Company.

         "Participate In" means directly or indirectly, individually or with or through any other person or entity, own, manage, operate, control, lend money to or participate in the ownership, management, operation or control of, or be connected to as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of his name in. Notwithstanding the foregoing, Employee will not be deemed to Participate In a business merely because he owns 5% or less of the outstanding common stock of a corporation if, at the time of his acquisition thereof, such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange.


                                                       2
#327210.05

                  "PMCI" has the meaning set forth in the
recitals to this Agreement.
                   "Proprietary Information" means information and materials disclosed to or known or developed by Employee about the Company's plans, strategies, prospects, products, processes and services, including information and materials relating to the Company's research, development, inventions, purchasing, accounting, engineering, marketing, merchandising and selling, but excluding information that Employee establishes, by competent proof, (i) was known, other than under an obligation of confidentiality, to Employee prior to his engagement by the Company; (ii) has passed into the public domain prior to or after its development by or for the Company other than through acts or omissions attributable to Employee; or (iii) was subsequently obtained other than under an obligation of confidentiality from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

         2. Employment; Capacity; Duties; Reporting Structure; Location. The Company will employ Employee as its President or in such other capacity as the Company determines. During his employment by the Company, Employee will perform the duties and bear the responsibilities commensurate with his position and will serve the Company faithfully and to the best of his ability. Employee will devote his entire working time, attention and energy to the business of the Company. Employee will not at any time discredit the Company or any of its products or services. Except for his involvement in personal investments, as long as such involvement does not require any significant services on his part, Employee will not engage in any other business activity that requires significant personal services by Employee or that, in the Company's judgment, may conflict with the proper performance of Employee's duties under this Agreement. Employee will report directly to the President of PMCI, currently Mr. Kenneth Phillips. Employee initially will be based at the Company's facilities in Denver, Colorado, where he will move promptly after the date of this Agreement if he has not already done so.

         3.       Base Salary; Bonuses; Benefits; Equity
Incentives: Sick Leave;
         Vacation; Expenses.

                  (a) As compensation for all services provided by Employee, the Company will pay Employee a salary of $240,000 per year ("Base Salary"), prorated for any portion of a year, for each year during the term of this Agreement, payable in arrears in the same manner as the Company customarily pays the salaries of its employees or as the parties hereto may otherwise agree. In the event the Board of Directors of PMCI institutes across-the-board or tiered salary reductions for employees of PMCI and its subsidiaries, Employee agrees that his Base Salary will be subject to such salary reductions, provided however that such reductions will not exceed a total of 10% of his Base Salary.

                  (b) Employee will be eligible for an annual bonus of up to $50,000, based upon criteria to be mutually agreed upon by Employee and PMCI.

                  (c) In addition to Base Salary, the Company will provide Employee with the benefits of such insurance plans, hospitalization plans, pension or profit sharing plans and other employee fringe benefit plans as are customarily provided to employees of the

                                                       3
#327210.05

         Company and for which Employee is eligible under the terms of such plans. Nothing in this Agreement requires the Company to adopt or maintain any such plan. During Employee's employment by the Company, Employee will be entitled to four weeks of paid vacation. If Employee does not use all of such vacation time during a given year, then all of such unused time up to a maximum of 40 hours may be carried over to the following year, and any accumulated but unused vacation time in excess of such 40 hours will be forfeited.

                  (d) In addition to the options to purchase up to 250,000 shares of PMCI common stock granted to Employee by PMCI, the Company may also award or grant Employee such stock options and other equity incentives as are approved by the Company in its sole discretion. Nothing in this Agreement requires the Company to establish an equity incentive program or confer on Employee any right to receive any stock option or other equity incentive not awarded on or before the date hereof.

                  (e) The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee at the request of the Company in the performance of his duties under this Agreement and such other expenses as may be approved by the Company in accordance with the Company's reimbursement policies as in effect from time to time, in each case upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

                  (f) On the one-year anniversary of the date of this Agreement, the Employee's salary will be reviewed with respect to the one-year period then ended and, as appropriate, his salary may be adjusted effective as of such date and his salary will be reviewed annually thereafter during the term of this Agreement or any renewal term hereof. Except as provided in
Section 3(a) above, for the salary review on the one-year anniversary of the date of this Agreement Employee's salary will not be subject to reduction without Employee's consent.

         4. Term. Subject to Section 10(j), this Agreement will become effective on the closing date of the Acquisition and, unless earlier terminated in accordance with Section 5, will expire two years from the date hereof (the "Expiration Date"). If this Agreement expires or is terminated, this Agreement will forthwith become void and there will be no liability or obligation on the part of the parties hereto, except as otherwise provided herein and except that the provisions of this Section 4 and Sections 6, 7, 8, 9 and 10 will remain in full force and effect and survive any termination or expiration of this Agreement.


                                                       4
#327210.05

         5.       Termination.

                  (a) In the event of the death of the Employee, except with respect to any benefits that have accrued and have not been paid to the Employee under this Agreement, the provisions of this Agreement will terminate immediately. However, the Employee's estate will have the right to receive compensation due to the Employee as of and to the date of his death and, furthermore, to receive an additional amount equal to one-twelfth (1/12) of the Employee's annual compensation then in effect as specified in Section 3(a).

                  (b) If the Employee is prevented by illness, accident, or other incapacity from properly performing his duties under this Agreement (and, if required by the Company, upon the furnishing of evidence satisfactory to the Company of such disability), the Company will, during the continuance of his disability, but only for the remaining term of this Agreement, pay the Employee his compensation payable under the provisions of
Section 3 (other than the bonus provided for in Section 3(b) and less the amount of any benefits paid to the Employee under any disability insurance provided by the Company) and continue to provide the Employee all other benefits provided under this Agreement. As used herein, the term "disability" means the complete and total inability of the Employee, due to illness, physical or comprehensive mental impairment to substantially perform all of his duties as described in this Agreement for a consecutive period of 30 days or more.

         (c) The Company may terminate this Agreement at any time for Cause by giving written notice of termination to Employee. For purposes of this Agreement, "Cause" means any one or more of the following: (i) a breach of this Agreement, which breach either (A) is not cured within 30 days after notice from the Company specifying the action which constitutes the breach and demanding its discontinuance, or (B) is cured and the breach recurs during or after such 30-day period, (ii) the Employee's
(A) exhibition of willful disobedience to, or repeated failure to perform, reasonable directions of the Company's Board of Directors or PMCI's President, (B) commission of gross malfeasance in the performance of his duties under this Agreement or acts resulting in an indictment charging the Employee with the commission of a felony; engaging in fraud, misappropriation or embezzlement; (C) disclosure of confidential information in violation of this Agreement; (D) willfully engaging in conduct materially injurious to the Company; or (E) breach or threatened breach by Employee of any provision of Sections 6, 7 or 8. A material failure to perform his duties hereunder that results from the disability of the Employee will not be considered Cause for purposes of his termination. If Employee is terminated for Cause, then Employee's right to receive Base Salary and benefits will terminate as of the date of such notice and Employee will return to the Company any and all stock options or other equity interests that have been granted to Employee during the term of this Agreement.

                  (d) The Company may terminate this Agreement at any time after the one-year anniversary of the date of this Agreement by giving six months' prior written notice of termination to Employee. In that event Employee's right to receive Base Salary and benefits will terminate as of the date of termination.


                                                       5
#327210.05

         6.       Non-Disclosure of Information.

                  (a) Except as specifically permitted by the Company in writing and as required for Employee to perform his services and duties hereunder, during the period beginning on the date of this Agreement and ending on the date that is two years after the expiration or termination of this Agreement (the "Non-Disclosure Period") Employee will not disclose any Proprietary Information to any person or entity for any purpose or use or permit the use of any Proprietary Information. In addition, during the Non-Disclosure Period Employee will not undertake on behalf of any other person or entity any commercial project, employment or consultancy that would result in use or disclosure of Proprietary Information unless the Company has consented in writing to such undertaking, employment or consultancy. The Company may require that Employee and any person or entity proposing to engage Employee in such a capacity provide appropriate written assurances regarding the avoidance of any such conflict.

                  (b) Upon the termination or expiration of this Agreement, Employee will deliver to the Company or with the Company's permission cause to be destroyed all notes, letters, prints, records, forms, contracts, studies, reports, appraisals, financial data, lists of names or other customer data, and any other articles or papers, software, computer tapes and materials that have come into his possession by reason of his engagement by the Company, whether or not prepared by him, and he will not retain any memoranda, summaries, or copies of any of those items.

                  (c) Employee acknowledges that Proprietary
Information of the Company is a unique and valuable asset of the Company, the loss or unauthorized disclosure or use of which would cause the Company irreparable harm.


                                                       6
#327210.05

         7.       Inventions.

                  (a) Employee hereby assigns and agrees to assign to the Company, or to any person or entity designated by the Company, without royalty or other consideration to Employee therefor other than the compensation set forth in this Agreement, all of his right, title and interest in and to all (i) Inventions, (ii) applications for United States of America and foreign letters patent, (iii) United States of America and foreign letters patent granted upon Inventions, and (iv) material related to any of the foregoing subject to copyright. Employee further acknowledges that all copyrightable materials developed or produced by Employee within the scope of his engagement by the Company constitute works made for hire. Notwithstanding anything to the contrary in this Section 7(a), Employee's obligations under this Section 7(a) will only apply to the extent the items set forth in clauses (i) through (iv) hereof relate to or arise out of Employee's employment by the Company.

                  (b) Employee will communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any of the items described in Section 7(a).

                  (c) At the request of the Company, Employee will do all acts necessary or appropriate to secure for the Company the full benefits of each item described in Section 7(a), and otherwise to carry into full force and effect the assignment contained in Section 7(a). Such acts may include giving testimony in support of Employee's inventorship and promptly executing and delivering to the Company such papers, instruments and documents, without expense to Employee, as may be appropriate in the Company's opinion to apply for, secure, maintain, reissue, extend or defend the Company's worldwide rights in any item described in
Section 7(a).

         8.       Covenants Not to Compete or Interfere.

                  (a) In view of the unique and valuable services that Employee has been engaged to provide to the Company and Employee's current and future knowledge of the Company's Proprietary Information, during the period beginning on the date of the closing of the Acquisition and ending on the earlier of
(i) the two-year anniversary of the date on which Employee ceases to be employed by the Company and (ii) the two-year anniversary of the payment by PMCI of the Final Purchase Price Adjustment pursuant to Section 2.3(d) of the Stock Purchase Agreement (such period, the "Non-Compete Period"), Employee will not Participate In any Competitive Advisory Business or any other business in which the Company is engaged, or has taken material steps to be engaged, at the time of such termination or expiration. Notwithstanding the foregoing, Employee will not be deemed to Participate In a business merely because he owns 5% or less of the outstanding stock of a corporation (measured in voting power or equity) if, at the time of his acquisition thereof, such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange.


                                                       7
#327210.05

                  (b) During the Non-Compete Period, Employee will not (i) directly or indirectly cause, or attempt to cause, to leave the employ of the Company any employee of the Company that is an employee of the Company at any time during the period beginning six months before the date of this Agreement and ending at the end of the Non-Compete Period; (ii) directly or indirectly solicit any customer of the Company as to which Employee obtained knowledge during his affiliation with the Company as a member of the leadership team of the Company or with any affiliate of the Company; (iii) knowingly or recklessly interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement; or (iv) in any other way knowingly or recklessly interfere with the relationship between the Company and any of its employees, customers or suppliers.

                  (c) If any provision of this Section 8 is held to be invalid, illegal or unenforceable in any jurisdiction by any court of competent jurisdiction, then (i) such invalidity, illegality or unenforceability will not affect such provision with respect to any other jurisdiction, (ii) such invalidity, illegality or unenforceability will not affect any other provision of this Agreement with respect to such jurisdiction, and (iii) such court may modify such provision to make it valid, legal, and enforceable in such jurisdiction, and such provision will thereafter be enforced in its modified form in such jurisdiction.

         9. Injunctive Relief. Employee acknowledges that the breach or threatened breach by Employee of any of the provisions of Sections 6, 7 or 8 would cause the Company irreparable harm. Upon the breach or threatened breach of any provision of Sections 6, 7 or 8, the Company will be entitled to an injunction, without bond, restraining Employee from committing such breach. This right will not be construed to limit the Company's ability to obtain any other remedies available to it for such breach or threatened breach, including the recovery of damages.

         10.      General Provisions.

                  (a) Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

                  (b) Governing Law. This Agreement, its
interpretation, and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of laws rules thereof.

                  (c) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction by any court of competent jurisdiction, then (i) such invalidity, illegality or unenforceability will not affect such provision with respect to any other jurisdiction, (ii) such invalidity, illegality or unenforceability will not affect any other

                                                       8
#327210.05
provision of this Agreement with respect to such jurisdiction, and (iii) such court may modify such provision to make it valid, legal, and enforceable in such jurisdiction, and such provision will thereafter be enforced in its modified form in such jurisdiction if the parties hereto agree that such modification will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

                  (d) Notices. All notices and other
communications hereunder must be in writing and will be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties hereto at the following address or at such other address for a party hereto as specified by notice hereunder:

                           (i)      if to the Company, to:

                                    ADAM Investment Services, Inc.
                                    100 Galleria Parkway, Suite 1200
                                    Atlanta, Georgia  30399
                                    Attention: Scott A. MacKillop
                                    Facsimile No.: 770-644-0124

                                    with copies to:

                                    PMC International, Inc.
                                    555 17th Street, 14th Floor
                                    Denver, Colorado  80202
                                    Attention: Maureen E. Dobel, Esq.
                                    Facsimile No:  303-293-2152

                                    and

                                    Holme Roberts & Owen LLP
                                    1700 Lincoln, Suite 4100
                                    Denver, Colorado 80203
                                    Attention: Francis R. Wheeler
                                    Facsimile No.: 303-866-0200

                           (ii)     If to Employee:

                                    Scott A. MacKillop793 Old Paper Mill Drive
                                    Marietta, Georgia 30067

                  (e) Assignment; Binding Effect and Benefit.
Except as otherwise provided in this Section 10(e), neither party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party. The Company may assign its rights and delegate its obligations under this Agreement to any of its affiliates or to any

                                                       9
#327210.05
person or entity that acquires all or substantially all of the business of the Company whether through merger, purchase of assets, or otherwise. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, and permitted successors and assigns.

                  (f)      Entire Agreement.  This Agreement
constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof

                  (g)      Amendment. This Agreement may not be
amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  (h) Headings; "Including". When a reference is made in this Agreement to a section, such reference is to a section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, each pronoun includes the corresponding masculine, feminine and neuter forms.

                  (i) Representation by Counsel. The parties hereto acknowledge that they have had the opportunity to consult with counsel and have done so to the extent they deemed appropriate during the negotiation, preparation and execution of this Agreement.

                  (j) Counterparts; Effective Date. This
Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

         (k) Enforcement Costs. In the event of any proceeding to enforce this Agreement, the prevailing party will be entitled to receive from the other party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.

                                             *     *     *
*     *

                                                       10
#327210.05

         IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first written above.

                                   THE COMPANY

                                   ADAM INVESTMENT SERVICES, INC.



                                                  By: /s/

                                                  Its:


                                    EMPLOYEE



                                                      /s/
                                                  Scott A. MacKillop

                                                       11
#327210.05